Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Broadcom Inc. of our report dated March 28, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of VMware, Inc., which appears in Broadcom Inc.’s Current Report on Form 8-K/A dated February 8, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 10, 2025